Table of Contents

Filed pursuant to Rule 424(b)(3)

File No. 333-273427

PROSPECTUS

KARTOON STUDIOS, INC.

4,784,909 Shares of Common Stock

This prospectus relates to the possible resale by the selling stockholders named in this prospectus (the “selling stockholders”) of an aggregate of up to 4,784,909 shares of common stock of Kartoon Studios, Inc. (“we,” “us” or the “Company”), par value $0.001 per share (“Common Stock”), issuable upon exercise of certain outstanding Common Stock purchase warrants, issued by us to the selling stockholders on June 26, 2023 (the “Warrants”).

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities from time to time on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell any, all or none of the securities offered in this prospectus.

We are not offering any securities for sale under this prospectus. We will not receive any of the proceeds from the sale of securities by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will, however, to the extent the Warrants are exercised for cash, receive proceeds from such exercises; to the extent we receive such proceeds, they are expected to be used for general corporate and working capital purposes.

Our Common Stock is quoted on NYSE American LLC (“NYSE American”) under the symbol “TOON.” On January 17, 2024, the last reported sale price of our Common Stock was $1.19 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2024.

1

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders of up to 4,784,909 shares of Common Stock issuable upon exercise of the Warrants held by the selling stockholders named herein, as described below under “Selling Stockholders.” We are not selling any shares of Common Stock under this prospectus, and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders, except with respect to amount received by us upon the exercise of the Warrants for cash.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Kartoon Studios, Inc., together with its subsidiaries.

2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words, such as “anticipate,” “could,” “continue,” “contemplate,” “estimate,” “expect,” “will,” “may,” “potential,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include, among other things, statements regarding:

•	our ability to generate revenue or achieve profitability;

•	our ability to obtain additional financing on acceptable terms, if at all;

•	fluctuations in the results of our operations from period to period;

•	general economic and financial conditions; the adverse effects of public health epidemics, including the recent coronavirus outbreak, on our business, results of operations and financial condition;

•	our ability to anticipate changes in popular culture, media and movies, fashion and technology;

•	competitive pressure from other distributors of content and within the retail market;

•	our reliance on and relationships with third-party production and animation studios;

•	our ability to market and advertise our products;

•	our reliance on third-parties to promote our products;

•	our ability to keep pace with technological advances;

•	performance of our information technology and storage systems;

•	a disruption or breach of our internal computer systems;

•	our ability to retain key personnel;

•	our ability to successfully identify appropriate acquisition targets, successfully acquire identified targets and successfully integrate the business of acquired companies;

•	the impact of federal, state or local regulations on us or our vendors and licensees;

•	our ability to protect and defend against litigation, including intellectual property claims;

•	the volatility of our stock price;

•	the marketability of our stock;

•	our broad discretion to invest or spend the proceeds of our financings in ways with which our stockholders may not agree and may have limited ability to influence; and

•	other risks and uncertainties, including those listed in the section on “Risk Factors.”

3

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Forms 10-K, 10-Q and 8-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

4

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission (the “SEC”). Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 7.

Overview

Kartoon Studios, Inc. (formerly known as Genius Brands International, Inc.; “we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates, produces, licenses, and broadcasts timeless and educational, multimedia animated content for children. Led by experienced industry personnel, we distribute our content primarily on streaming platforms and television and licenses properties for a broad range of consumer products based on our characters. We are a “work for hire” producer for many of the streaming outlets and animated content intellectual property (“IP”) holders. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, providing enrichment as well as entertainment. With the exception of selected WOW Unlimited Media Inc. ("Wow") titles, our programs, along with licensed programs, are being broadcast in the United States on our wholly-owned advertisement supported video on demand (“AVOD”) service, its free ad supported TV (“FAST”) channels and subscription video on demand (“SVOD”) outlets, Kartoon Channel! and Ameba. These streaming services are available on Apple TV, Apple iOS, Android TV, Android mobile, Amazon Prime, Amazon Fire, Tubi, Roku, Comcast, Cox, Dish/Sling, Xumo, Pluto, Samsung Smart TVs, LG Smart TVs, as well as YouTube and YouTube Kids, among other platforms. Our in-house owned and produced animated shows include Stan Lee’s Superhero Kindergarten starring Arnold Schwarzenegger, Llama Llama starring Jennifer Garner, Rainbow Rangers, KC Pop Quiz and Shaq’s Garage starring Shaquille O’Neal. Our library titles include the award-winning Baby Genius, adventure comedy Thomas Edison’s Secret Lab®, and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett, Team Zenko Go!, Reboot, Bee & PuppyCat: Lazy in Space and Castlevania.

We also license our programs to other services worldwide, in addition to the operation of our own channels, including but not limited to Netflix, HBO Max, Paramount+, Nickelodeon, and satellite, cable and terrestrial broadcasters around the world.

Through our investments in Germany’s Your Family Entertainment AG (“YFE”), a publicly traded company on the Frankfurt Stock Exchange (RTV-Frankfurt), we have gained access to one of the largest animation catalogues in Europe with over 50 titles consisting of over 1,600 episodes, and a global distribution network which currently covers over 60 territories worldwide.

Through the ownership of Wow, we established an affiliate relationship with Mainframe Studios, which is one of the largest animation producers in the world. In addition, Wow owns Frederator Networks Inc. (“Frederator”) and its Channel Frederator Network, the largest animation focused multi-channel network on YouTube with over 2,500 channels.

We have rights to a select amount of valuable IP, including among them a controlling interest in Stan Lee Universe, LLC (“SLU”), through which we control the name, likeness, signature, and all consumer product and IP rights to Stan Lee (the “Stan Lee Assets”).

We also own Beacon Media Group, LLC and Beacon Communications, Ltd. (collectively, “Beacon”), a leading North American marketing and media agency and its first-class media research, planning and buying division. Beacon represents over 30 major toy companies, including Playmobile, Bandai Toys, Bazooka and Moose Toys.

In addition, we own the Canadian company Ameba Inc. (“Ameba”), which distributes SVOD service for kids and has become the focal point of revenue growth for TOON Media Networks’ subscription offering.

We and our affiliates provide world class animation production studios a catalogue representing thousands of hours of premium global content for children, a broadcast system for delivering that content and an in-house consumer products licensing infrastructure to fully exploit the content.

5

On June 23, 2023, the Company was renamed Kartoon Studios, Inc. On June 26, 2023, we transferred our listing to NYSE American LLC (“NYSE American”). In connection with listing on NYSE American, we voluntary delisted from the Nasdaq Capital Market. Our stock began trading on NYSE American under the new symbol “TOON” on June 26, 2023.

Historically, the Company has incurred net losses. For the three months ended September 30, 2023 and September 30, 2022, the Company reported net losses of $15.5 million and $11.2 million, respectively. For the nine months ended September 30, 2023 and September 30, 2022, the Company reported net losses of $55.6 million and $29.1 million, respectively. The Company reported net cash used in operating activities of $20.2 million and $24.0 million for the nine months ended September 30, 2023 and September 30, 2022, respectively. As of September 30, 2023, the Company had an accumulated deficit of $696.9 million and total stockholders’ equity of $74.0 million. As of September 30, 2023, the Company had current assets of $61.4 million, including cash of $3.9 million and marketable securities of $16.2 million, and current liabilities of $49.6 million. The Company had working capital of $11.8 million as of September 30, 2023, compared to working capital of $28.6 million as of December 31, 2022. Management has evaluated the significance of these conditions in relation to the Company’s ability to meet its obligations and noted the Company has sufficient marketable securities and investments to fund operations for the next 12 months. In addition, the Company has the ability to reduce operating costs and use equity and equity-linked instruments to pay for services and compensation.

Recent Developments

Exercise of Existing Warrants and Issuance of New Warrants

On June 26, 2023, we entered into certain warrant exercise inducement offer letters (the “Letter Agreements”) with certain selling stockholders pursuant to which such holders agreed to exercise for cash certain warrants issued by us in January 2021 (the “2021 Warrants”) to purchase 2,311,550 shares of Common Stock (the “Exercise”). To induce the Exercise by holders of the 2021 Warrants, we also amended the exercise price of the 2021 Warrants from $23.70 per share (as adjusted pursuant to a 1-for-10 reverse stock split of our outstanding shares of Common Stock effected on February 10, 2023) to $2.50 per share pursuant to the terms of the 2021 Warrants. In consideration for the Exercise, the exercising holders received warrants to purchase up to 4,623,100 shares of Common Stock, and the Special Equities Group, LLC, a division of Dawson James Securities, which acted as warrant solicitation agent for the Exercise, received a warrant to purchase up to 161,809 shares of Common Stock (collectively, the “Warrants”). The Warrants are exercisable at any time at a price per share of $2.50. The Warrants have a term of exercise of five years, expiring on November 1, 2028. We also agreed to file a registration statement covering the resale of the shares of Common Stock issued or issuable upon the exercise of the Warrants no later than 30 days following the date of the Letter Agreements.

Stockholder Approval

The exercise of the Warrants in full was subject to approval by our stockholders of (a) a proposal to approve a proposed amendment to our articles of incorporation to increase our authorized shares of Common Stock from 40,000,000 shares to 190,000,000 shares with a corresponding increase in the total number of authorized shares of capital stock of the Company from 50,000,000 shares to 200,000,000 shares (the “Share Increase Proposal”), which was approved at the special meeting of stockholders held on November 1, 2023 and (b) a proposal to approve, in accordance with 713(A) of the NYSE American Company Guide, the issuance of more than 19.99% of our outstanding Common Stock upon the exercise of the Warrants (the “Warrant Exercise Proposal” and together with the Share Increase Proposal, the “Proposals”), which was approved at the annual meeting of stockholders held on September 20, 2023. Accordingly, the Warrants became fully exercisable on November 1, 2023 and are exercisable for a period of five years, with an expiration date of November 1, 2028. To effectuate the share increase, on November 9, 2023, the Company filed a Certificate of Change to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada, which became effective immediately upon filing.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our trading symbol from “PENT” to “GNUS.” In June 2023, we changed our name to Kartoon Studios, Inc. from Genius Brands International, Inc. along with our trading symbol “GNUS” to “TOON.”

Our principal executive offices are located at 190 N Canon Drive, 4th Floor, Beverly Hills, California 90210. Our telephone number is 310-273-4222. We maintain an Internet website at www.kartoonstudios.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

6

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risk factors in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described therein are not the only ones facing our Company. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose some or all of your investment.

7

USE OF PROCEEDS

We are not selling any securities in this offering and we will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Per the terms of the Warrants, if, at the time of exercise of a Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of Common Stock underlying the Warrant, then the Warrant may also be exercised, in whole or in part, by means of a “cashless exercise”. We currently intend to use such proceeds, if any, for general corporate and working capital purposes. The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise the Warrants, in whole or in part.

The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other reasonable and documented out-of-pocket expenses incurred by the selling stockholders in selling the Common Stock covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and expenses of our counsel and our accountants.

8

SELLING STOCKHOLDERS

We are registering the resale from time to time by the selling stockholders set forth below of up to 4,784,909 shares of our Common Stock issuable to the selling stockholders upon exercise of the Warrants currently held by the respective selling stockholders. We may also from time to time in the future register the resale of our Common Stock by additional selling stockholders. Information about any additional selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

The following table sets forth information with respect to the current beneficial ownership of the selling stockholders and the number of shares of Common Stock being offered by each selling stockholder hereby upon exercise of the Warrants. We do not know if, when or in what amounts the selling stockholders may offer their shares for sale. The selling stockholders may sell some, all or none of the shares held by them. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of any shares of our Common Stock currently held by the selling stockholders. Because the number of shares the selling stockholders may offer and sell is not presently known, we cannot estimate the number of shares that will continue to be held by the selling stockholders. This table, however, presents the maximum number of shares of Common Stock that each selling stockholder may offer pursuant to this prospectus and the number of shares of Common Stock, if any, that each selling stockholder would beneficially own after the sale of such maximum number of shares, assuming no acquisitions of additional shares of Common Stock take place. The number of shares listed do not take into account any limitations on exercise of the Warrants and assumes that the Company will obtain the necessary stockholder approval for the Proposals.

The number of shares and percentages of beneficial ownership set forth below are based on 35,155,440 shares of our Common Stock issued and outstanding as of November 16, 2023. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

9

The information in the table below with respect to each selling stockholder has been obtained from such selling stockholder. When we refer to the "selling stockholders" in this prospectus, we mean the selling stockholders listed in the table below, as well as their respective pledgees, donees, assignees, transferees and successors and others who may hold any of such selling stockholder's interest, as well as any other selling stockholders we may name from time to time as set forth above. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

	Shares Beneficially Owned Prior to the Offering (1)		Number of Shares Being Registered	Shares Beneficially Owned after Sale of All Shares Registered Hereby
Name of Selling Stockholder	Number	Percent	Hereby (2)	Number	Percent
Anson Investments Master Fund LP (3)	2,100,072	5.8%	1,400,048	700,024	5.8%
Anson East Master Fund LP (3)	539,928	*	359,952	179,976	*
Hudson Bay Master Fund Ltd. (4)	195,000	*	130,000	65,000	*
L1 Capital Global Opportunities Master Fund (5)	90,000	*	60,000	30,000	*
Brio Capital Master Fund, Ltd. (6)	287,530	*	130,000	157,530	*
Richard Molinsky (7)	81,500	*	30,000	51,500	*
Gregory Castaldo (8)	750,000	*	500,000	250,000	*
Hana Resources (Bahamas) LTD (9)	262,500	*	175,000	87,500	*
Starword Limited (10)	375,000	*	250,000	125,000	*
Intracoastal Capital, LLC (11)	450,000	*	300,000	150,000	*
Kerry Propper (12)	30,000	*	20,000	10,000	*
Joseph Reda (13)	1,500,000	4.15%	1,000,000	500,000	4.15%
Jonathan Schechter (13)	233,334	*	155,556	77,778	*
Andrew Arno (13)	120,000	*	80,000	40,000	*
Linda Mackay (13)	35,000	*	20,000	15,000	*
Timothy Tyler Berry (13)	9,816	*	6,544	3,272	*
Michael Scrobe (14)	9,000	*	6,000	3,000	*
Dawson James Securities (15)	161,809	-	161,809	-	-

_________________

*Represents less than 1% of the outstanding common stock.

(1) All entries include beneficial ownership of the shares of Common Stock, issuable upon exercise of the Warrants.

(2) Assumes the exercise in full of the Warrants held by the selling stockholders, without regard to any limitations on exercise.

(3) Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson Investments”) and Anson East Master Fund LP (“Anson East”, and collectively with Anson Investments, “Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The selling stockholder’s address is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of the principal business office of Hudson Bay Capital Management LP is 777 Third Ave, 30th Floor, New York, NY 10017.

10

(5) David Feldman is the natural person with voting and dispositive power over the shares held by L1 Capital Global Opportunities Master Fund. The selling stockholder’s address is Level 23, 135 East 57th St, New York, NY 10022.

(6) Shaye Hirsch is the natural person with voting and dispositive power over the shares held by Brio Capital Master Fund Ltd. The selling stockholder’s address is 100 Merrick Road Suite 401W, Rockville Centre, NY 11570.

(7) The selling stockholder’s address is 329 Chestnut Hill Road, Norwalk, CT 06851.

(8) The selling stockholder’s address is 3776 Steven James Drive, Garnet Valley, PA 19060.

(9) The address of this beneficial owner is Winterbotham Place Marlborough And Queens Streets, Nassau, Bahamas. Hana Resources (BAHAMAS), LTD has sole voting and dispositive power over the shares.

(10) Simon Chehebar is the natural person with voting and dispositive power over the shares held by Starword Limited. The selling stockholder’s address is c/o Simon Chehebar, 20155 NE 38 Court Apt. 2004, Aventura, FL 33180.

(11) Mitchell P. Kopin (“Mr. Kopin”) and Keith Goodman (Mr. Goodman), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Goodman may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL 33483.

(12) The selling stockholder’s address is 17 State Street Suite 2130, New York, NY 10044.

(13) The selling stockholders are employees of Special Equities Group, LLC, a division of Dawson James Securities, which is a registered broker-dealer that acted as our placement agent in each of our financings during the previous six months.

(14) The selling stockholder’s address is 46 Bartlett Drive, Manhasset, NY 11030.

(15) Dawson James Securities is a broker-dealer that acted as our placement agent for the Exchange. Its address is 1 North Federal Highway, Suite 500, Boca Raton, FL 33432.

11

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon exercise of our outstanding Warrants to permit the resale of these shares of Common Stock by the selling stockholders after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, except with respect to amounts received by us upon the exercise of the Warrant for cash.

Each selling stockholder may, from time to time, sell any or all of their securities covered hereby on NYSE American or any other stock exchange, market or trading facility on which shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

12

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective at all times until each Selling Stockholder no longer owns a Warrant or the Common Stock issuable upon exercise thereof. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

13

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Flangas Law Group. Certain legal matters will be reviewed by Reed Smith LLP.

EXPERTS

Baker Tilly US, LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 (which report expresses an unqualified opinion), which is incorporated by reference in this prospectus and elsewhere in this Registration Statement. Our financial statements are incorporated by reference in reliance on Baker Tilly US, LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Reed Smith LLP, outside counsel to the Company, beneficially owns 400,000 shares of Common Stock pursuant to an executed retainer letter agreement.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.kartoonstudios.com. Our SEC filings may also be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our Common Stock is listed for trading on NYSE American under the symbol “TOON.”

This prospectus is only part of a Registration Statement on Form S-3/A that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on April 13, 2023;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 22, 2023, August 14, 2023 and November 17, 2023, respectively.

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on, February 10, 2023, March 1, 2023, April 3, 2023, April 14, 2023, May 26, 2023, June 13, 2023, June 27, 2023, July 3, 2023, August 28, 2023, September 25, 2023, October 3, 2023, October 27, 2023, November 14, 2023, December 15, 2023 and January 9, 2024;

•	Our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on July 14, 2023 and the Definitive Proxy Statement on Schedule 14A for our Special Meeting of Stockholders filed on October 16, 2023; and

•	The description of our common stock contained in Exhibit 4.13 in our Form 10-K for the fiscal year ended December 31, 2019 filed on March 30, 2020.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference into this prospectus any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02 or 7.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by calling us at (310) 273-4222 or by writing to us at the following address:

Kartoon Studios, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Attn: Brian Parisi

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

15

Kartoon Studios, Inc.

4,784,909 Shares of Common Stock

PROSPECTUS

January 19, 2024

16